News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com


                             For Immediate Release

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                            DECLARES CASH DIVIDEND

MOULTRIE, GEORGIA, January 27, 2011 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors at its meeting January 26, 2011, declared a cash dividend of $0.10 per common share. The dividend is payable February 15, 2011 to shareholders of record on February 7, 2011. The Company has approximately 2.5 million shares of common stock outstanding.

DeWitt Drew, President and CEO of Southwest Georgia Financial commented, "We believe the Company has sufficient equity to both support our continued growth and pay a cash dividend."

The Company paid a cash dividend of $0.10 per common share in January 2010 and a cash dividend of $0.07 per common share in January 2009. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 83 consecutive years.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $296 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.